JOY GLOBAL INC.

News Release
Contact at the Company:
Michael W. Sutherlin
President and Chief Executive Officer
(414) 319-8501

JOY GLOBAL INC. ANNOUNCES RANDAL BAKER AS
 NEW PRESIDENT AND COO – P&H MINING EQUIPMENT

Milwaukee, WI – November 19, 2009 – Joy Global Inc. (Nasdaq: JOYG) today announced that on November 30, 2009, Randal W. Baker will join the company as president and chief operating officer of its surface mining equipment business, P&H Mining Equipment, and executive vice president of Joy Global Inc.

Mr. Baker joins Joy Global from CNH Global N.V., where he was president and chief executive officer of their agricultural equipment business, which sold products under the Case IH brand name.  Prior to joining CNH, he spent fourteen years in a series of progressively senior leadership roles in the mining equipment industry, which included management positions with Tamrock Corporation, the Construction & Mining Division of Ingersoll-Rand, and Komatsu.  At Komatsu, Mr. Baker was vice president and general manager of the Mining Division.

“Randy brings us a tremendous balance of industry experience, global business leadership and drive for performance,” said Mike Sutherlin, president and chief executive officer.  “I know he will make a quick start and have a long term impact on our business.  As such, Randy is a major addition to a strong management team that will continue to deliver leading performance to both our customers and our shareholders.”

About Joy Global Inc.
Joy Global Inc (Nasdaq: JOYG) is a worldwide leader in manufacturing, servicing and distributing equipment for surface mining through P&H Mining Equipment and underground mining through Joy Mining Machinery.

JOYG-G

100 E Wisconsin Ave  Suite 2780  Milwaukee WI 53202 ♦ PO Box 554  Milwaukee WI 53201-0554 ♦ 414/319/8501